ACCELERATED RETURN NOTES® (ARNs®)	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Accelerated Return Notes® Linked to a Basket of 20 Cross-Sector Stocks

30%
20%
10%
0%
-10%
-20%
-30%
Notes Return at Maturity
-30%
-20%
-10%
0%
10%
20%
30%
Market Measure Movement
Note Return at Maturity
Direct Investment in Market Measure, Excluding Dividends

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.000
-100.00%
-50.00%
$5.000
-50.00%
-20.00%
$8.000
-20.00%
-10.00%
$9.000
-10.00%
-6.00%
$9.400
-6.00%
-3.00%
$9.700
-3.00%
0.00%
$10.000
0.00%
2.00%
$10.600
6.00%
5.00%
$11.500(1)
15.00%
10.00%
$11.500
15.00%
20.00%
$11.500
15.00%
30.00%
$11.500
15.00%
40.00%
$11.500
15.00%
50.00%
$11.500
15.00%
60.00%
$11.500
15.00%
(1)     The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure
An equally-weighted basket of 20 cross-sector common stocks (each a “Basket Stock”), selected by us (by reference to a BofA Global Research screen). See “The Basket” starting on page TS-9  of the Preliminary Offering Documents for information about the Basket Stocks, including ticker symbols and weightings on the pricing date.

Payout Profile at Maturity	● 3-to-1 upside exposure to increases in the Basket, subject to the Capped Value ● 1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
Capped Value	[$11.30 to $11.70] per unit, a [13.00% to 17.00%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105724003192/bofa-424b2_basket.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal .
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares or dividends or other distributions by the Underlying Companies.
●
The Basket Stocks were determined by us, and not by BofA Global Research.
●
The inclusion of the Basket Stocks in the Basket does not guarantee a positive return on the notes.
●
The Basket Stocks may be selected from a limited number of companies.
●
The Basket does not include all of the stocks in BofA Research’s report (including any related screens).
●
The notes are linked to a static basket and, as such, the Basket will not be adjusted during the term of the note due to the poor performance of any Basket Stock or any other reason (other than certain corporate events).
●
Re-shoring of manufacturing to the U.S. may not occur and, even if it does, the Basket Stocks may not benefit.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.